BellSouth Updates Plans for Restructuring its Video Entertainment Service

Company Reaches Agreement with EchoStar's DISH Network

For Immediate Release:
     December 19, 2000


ATLANTA, GA - BellSouth (NYSE: BLS) today announced that it will focus its entertainment business on its fiber optic-based wireline video operations. The company has reached agreement with EchoStar's Network to offer a special video service package, beginning in January, to BellSouth's current single-family residential customers with wireless video service (video signal received through an antenna).

Today's announcement affects only wireless video customers. Those customers who receive video services through BellSouth's fiber-based operations will not be affected.

"We intend to make the transition as simple as possible for customers," said Bill Smith, executive vice president - Network Services and chief technology officer. "It's important for our customers to understand that until the transition to DISH Network is complete sometime next year, BellSouth will continue to make its wireless video service available to current customers."

This move was made to better align resources with BellSouth's strategic priorities in broadband services, wireless and international operations. BellSouth's broadband business priorities include the accelerated rollout of DSL, e-center services, Web hosting, and Internet platform (IP) services applications. Sales of BellSouth's DSL service and other high-speed access products jumped more than 80 percent in the third quarter and the company expects to triple its DSL customers from about 200,000 by year end to 600,000 by end of year 2001.

BellSouth will recognize total after-tax restructuring charges of between $350 million and $375 million in connection with this announcement. It is expected that a significant portion of the total cost will be recognized in the fourth quarter of 2000, when the restructuring activities began, with the remainder being recognized during 2001, as the wireless video operations undergo transition. Customers may find information about BellSouth's video entertainment service at www.bellsouth.com.


About BellSouth  Corporation
BellSouth Corporation (NYSE: BLS) is an integrated communications services company headquartered in Atlanta, GA serving more than 41 million customers in the United States and 16 other countries. BellSouth, consistently recognized for customer satisfaction, provides residential, business and wholesale customers with integrated voice, video and data services to meet their communications needs. BellSouth is a Fortune 100 company with total revenues exceeding $26 billion.


About  Cingular  Wireless  (a joint  venture  with SBC  Communications)
Through Cingular Wireless, the nation's second largest wireless company, BellSouth provides innovative wireless voice and data services. Cingular
Wireless serves 19 million subscribers and reaches 190 million potential customers with a full set of services, including interactive messaging in addition to attractive national rate plans and bundles of other communications services.

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For more information, contact:
        Jeff Battcher
        BellSouth Corporation
        (404) 713-0274


NOTE: For more information about BellSouth, visit the BellSouth Web page at http://www.bellsouth.com. Also, BellSouth news releases dating back one year are available by fax at no charge by calling 1-800-758-5804, ext. 095650 or write: for Atlanta releases 1155 Peachtree St., N.E.; Atlanta, Ga. 30309-3610 and for DC releases; 1133 21st St., N.W.; Suite 900; Washington, D.C. 20036.